UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a party other than the registrant ☐

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Citizens First Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CITIZENS FIRST CORPORATION

1065 Ashley Street, Suite 150

Bowling Green, Kentucky  42103

March 29, 2018

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders which will be held at the Warren County Public Library, Bob Kirby Branch, 175 Iron Skillet Court, Bowling Green, Kentucky, on Wednesday, May 16, 2018, at 10:00 a.m. local time. I sincerely hope that you will be able to attend the meeting and I look forward to seeing you.

The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations for the year ended December 31, 2017 and the first quarter of 2018. Your attention is directed to the proxy statement accompanying the notice for a more complete statement regarding the matters proposed to be acted upon at the meeting.

In order that your Citizens First Corporation common stock may be represented at the annual meeting, please vote by telephone, over the Internet or by mailing your proxy card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If you decide later to attend the meeting, you may withdraw your proxy and vote your shares in person.

Sincerely,

M. Todd Kanipe
President and Chief Executive Officer

CITIZENS FIRST CORPORATION

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 16, 2018

The 2018 Annual Meeting of Shareholders of Citizens First Corporation will be held on Wednesday, May 16, 2018 at 10:00 a.m. local time at the Warren County Public Library, Bob Kirby Branch, 175 Iron Skillet Court, Bowling Green, Kentucky, for the following purposes:

(1)	To elect three persons to serve as Class III directors for three year terms ending in 2021 and until their successors are elected and qualify;
(2)	To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;
(3)	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as described in the proxy statement that accompanies this notice;
(4)	To vote upon a proposed amendment to the Company’s Second Amended and Restated Articles of Incorporation to provide for the phased-in declassification of the Board of Directors; and
(5)	To transact any other business as may properly come before the meeting or any adjournments of the meeting.

March 16, 2018 is the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Only holders of common stock of record at the close of business on that date are entitled to vote at the meeting or any adjournments thereof.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible or vote by telephone or over the Internet in accordance with the instructions on the proxy card. If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person.

M. Todd Kanipe
President and Chief Executive Officer

Bowling Green, Kentucky
March 29, 2018

CITIZENS FIRST CORPORATION

1065 Ashley Street, Suite 150

Bowling Green, Kentucky  42103

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held on May 16, 2018

This proxy statement is furnished to the shareholders of Citizens First Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (“Board” or “Board of Directors”)  for use at the 2018 Annual Meeting of Shareholders of the Company (the “Meeting”), and at any adjournments thereof. The Meeting will be held at 10:00 a.m. local time on Wednesday, May 16, 2018 at the Warren County Public Library, Bob Kirby Branch, 175 Iron Skillet Court, Bowling Green, Kentucky.

The purposes of the Meeting are (i) to elect three Class III directors, (ii) to ratify the appointment of the Company’s independent registered public accounting firm, (iii) to approve, on a non-binding and advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement, (iv) to approve an amendment to the Company’s Second Amended and Restated Articles of Incorporation to provide for the phased-in declassification of the Board of Directors, and  (v) to transact such other business as may properly be brought before the Meeting.

The close of business on March 16, 2018 is the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. This proxy statement and the accompanying proxy card are being first sent or given to shareholders on or about March 29, 2018.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 16, 2018:

The Company’s notice of annual meeting, this proxy statement, the proxy card and the annual report to shareholders are available on the Internet at
http://www.astproxyportal.com/ast/19059/

As of the close of business on March 29, 2018, the Company had 2,526,377 shares of common stock, no par value, issued and outstanding. Each outstanding share of common stock is entitled to one vote on all matters that may come before the Meeting.

IMPORTANT MEETING AND VOTING INFORMATION

Voting Procedures

A proxy card for use at the Meeting accompanies this proxy statement. If you are a shareholder entitled to vote as of the record date, you may vote (i) by attending the Meeting and voting in person, (ii) by following the instructions on the proxy card for voting by telephone or over the Internet, or (iii) by signing, dating and mailing in your proxy card. If you hold shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

The deadline for submitting a proxy by telephone or via the Internet as a shareholder of record is 11:59 p.m., Central Time, on May 15, 2018. For shareholders whose common stock is registered in the name of a broker, financial institution or other nominee, please consult the instructions provided by your nominee for information about the deadline for submitting a proxy by telephone or via the Internet.

If You Vote by Telephone or on the Internet, You Do NOT Need to Return Your Proxy Card.

If you properly vote and submit your proxy card, the shares it represents will be voted at the Meeting in accordance with the directions, if any, noted thereon. If no contrary directions are given, the shares will be voted:

•	FOR the election of the nominees for director named in this proxy statement (Proposal No. 1);
•	FOR the ratification of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 2);
•	FOR approval of the non-binding advisory resolution approving the Company’s executive compensation (Proposal No. 3); and
•	FOR approval of the amendment to the Company’s Second Amended and Restated Articles of Incorporation providing for the phased-in declassification of the Board of Directors (Proposal No. 4).

If any nominee for election to the Board of Directors named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted FOR a substitute nominee selected by the Board of Directors.

Revocability of Proxies

You can revoke your proxy at any time before it is voted by delivering to the Secretary of the Company, Citizens First Corporation, 1065 Ashley Street, Suite 150, Bowling Green, Kentucky 42103, either a written revocation of the proxy or a duly executed proxy bearing a later date, or by casting a new vote by telephone or Internet (only your last proxy submitted prior to the Meeting will be counted). You may also revoke your proxy by attending the Meeting and voting in person.

Shareholder Approval Requirements

The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock of the Company as of the record date will constitute a quorum for the transaction of business at the Meeting. Proxies that are returned to us where brokers have received instruction to vote on one or more proposals but do not vote on other proposals are referred to as “broker non-votes”. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

Under the rules of the New York Stock Exchange, if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to non-routine matters. The election of directors, the proposal to approve the non-binding, advisory resolution approving the compensation of the Company’s named executive officers, and the proposal to amend the Company’s Articles of Incorporation are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal Nos. 1, 3 and 4. Therefore, it is very important you instruct your broker how you wish your shares to be voted on these matters.

The ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 is considered routine and therefore your broker may vote your shares on this Proposal even if your broker does not receive instructions from you.

Under Kentucky law, the affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Meeting is required for the election of directors, which means the nominees who receive the largest number of properly cast votes will be elected as directors. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether one or more directors is elected. Abstentions and broker non-votes are not counted as votes cast for the foregoing purpose and will have no effect on the election of the nominees.

The advisory approval of the Company’s executive compensation, the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year and the amendment to the Company’s Articles of Incorporation will be approved if the number of shares of common stock voted in favor of the proposal exceeds the number of shares of common stock voted against it. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the votes for these proposals.

Directions to 2018 Annual Meeting of Shareholders

Our Meeting will be held at 10:00 a.m., local time, on Wednesday, May 16, 2018 at the Warren County Public Library, Bob Kirby Branch, 175 Iron Skillet Court, Bowling Green, Kentucky. If you need directions, please contact us at 270‑393‑0700.

Proxy Solicitation

Although the Company does not currently plan to engage a proxy solicitation firm, the Company will pay the cost of proxy solicitation, if any. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

Shareholder Proposals for Next Year’s Meeting

Any proposal that a shareholder may desire to be included in the Board of Directors’ proxy statement for presentation at the 2019 annual meeting of shareholders must be received not later than December 7, 2018 in order to be considered for inclusion. All such proposals should be sent to the Secretary of Citizens First Corporation at 1065 Ashley Street, Suite 150, Bowling Green, Kentucky 42103. After this date, a shareholder who intends to raise a proposal to be acted upon at the 2019 annual meeting of shareholders but who does not desire to include the proposal in the 2019 proxy statement must inform the Company in writing no later than March 17, 2019 (or, if less than sixty days’ notice or prior public disclosure of the date of the meeting is given to shareholders, then not later than the close of business on the 10th day following the date of such notice or prior public disclosure). Shareholder proposals submitted after March 17, 2019 will be considered untimely under our Bylaws and the Board may exclude such proposals from being acted upon at the 2019 annual meeting of shareholders. If the Board of Directors elects not to exclude such proposals from consideration at the meeting (although not included in the proxy statement), the proxy solicited by us for next year’s annual meeting may confer discretionary authority to vote on any such matters without a description of them in the proxy statement for that meeting.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of the following directors is “independent,” within the meaning of Nasdaq Listing Rule 5605(a)(2): Kent Furlong, Sarah Glenn Grise, James Henderson, James R. Hilliard, Mark Iverson, Amy Milliken, Jeff Perkins, Jack Sheidler, John Taylor and Kevin Vance.

Under Nasdaq Listing Rule 5605(a)(2), directors may not be determined to be independent if they are an executive officer or have been employed by a company within the three years preceding the determination of independence. In addition, a director may not be considered independent if the director received more than $120,000 in compensation (other than director fees, certain deferred compensation and retirement payments) from the Company for any twelve-month period during the preceding three years.

In its independence determination, the Board considered that directors, family members of directors and companies in which they serve as executives or controlling shareholders have various banking relationships, including loan and deposit relationships, with our subsidiary, Citizens First Bank (the “Bank”), and that such services are provided on non-preferential terms generally available to other customers. Loans that are made to such persons do not involve, at the time made, more than the normal risk of collectability or present other unfavorable features to the Bank.  See “Certain Relationships and Related Transactions.”

Director Qualifications and Evaluation of Candidates

The Company’s Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for Board membership. The candidates nominated to serve as directors will, at a minimum, in the Governance Committee’s judgment,

•	fulfill the needs of the Board of Directors at the time in terms of age, experience and expertise,
•

possess the background and ability to contribute to the performance by the Board of its responsibilities through senior executive management experience and/or a record of relevant civic and community leadership, and

•	be able to represent the interests of the Company and all of its shareholders.

In addition to the general skills stated above, the directors must not have any interests that would materially impair their ability to exercise independent judgment, or otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

The Company does not have a formal diversity policy for nominees. However, the Board seeks members with diverse professional backgrounds and the Board also reviews the requisite skills and characteristics of Board members as well as the composition of the Board as a whole.

To further align the interests of members of our Board of Directors with our shareholders, the Board of Directors adopted director stock ownership requirements for our directors. All directors are to beneficially own 5,000 shares of the Company’s common stock within twelve months after their election or reelection.

Our directors have demonstrated significant achievement and generally have significant management experience in one or more fields of business, professional, governmental, community or academic endeavors. Our directors have sound judgment as a result of their management or policy making experience and demonstrate an ability to function effectively in an oversight role. Given the tenure of most of the directors on our Board, they have a general appreciation regarding major issues facing the Company. These experiences make each of our directors well qualified to be a member of the Company’s Board of Directors. For a discussion of the specific backgrounds and qualifications of our current directors, see “Proposal No. 1: Election of Directors” on page 7 of this proxy statement.

Process for Identifying Candidates

The Governance Committee seeks to identify potential candidates for membership on the Board of Directors through existing members of the Board, senior management and other members of the communities served by the Company. The Governance Committee will also consider nominees proposed by the Company’s shareholders in accordance with the provisions contained in the Company’s Bylaws. Under the Bylaws, any shareholder may nominate a person for election to the Company’s Board at the annual meeting of shareholders, provided that the nomination is received by the Company not less than 60 days prior to the date of the annual meeting of shareholders. Each nomination submitted in this manner must include the name and address of the nominee(s) and his or her age, business and residence addresses, principal occupation, number of shares of our common stock beneficially owned, and such other information as would be required to be included in a proxy statement soliciting proxies for the election of such proposed nominee. In addition, the nominating shareholder must provide his or her name and address and the number of shares of our common stock beneficially owned by the shareholder. The Board evaluates and will consider nominees recommended by shareholders on the same basis as nominees recommended by any other source.

Board Leadership Structure

In accordance with our Bylaws, our Board of Directors elects our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. The Board does not have a policy, one way or the other, on whether the role of the Chairman and Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Under its charter, the Governance Committee periodically reviews and recommends to the Board the leadership structure of the Board. Currently, the positions of Chief Executive Officer and Chairman are held by separate persons. After careful consideration, the Governance Committee has determined that the current Board structure separating the Chief Executive Officer and Chairman positions is the most appropriate leadership structure for the Company and its shareholders.

Executive sessions, or meetings of outside directors without management present, are held at regular intervals for both the Board and the Committees. Mr. Sheidler, as the Chairman of the Company, serves as the presiding director of the executive session meetings of the non-management directors of the Board. The Board meets in executive session a minimum of four times each year and generally meets on a monthly basis.

While the Board of Directors does not have a lead independent director, it believes that having a majority of independent directors, an independent committee system and periodic meetings of non-management directors in executive session permit the Board to maintain effective oversight of the Company’s management. The Board of Directors periodically reviews its leadership structure to ensure that it meets the Company’s needs.

Board’s Role in Risk Oversight

The Board of Directors is charged with providing oversight of the Company’s risk management process. Given the importance of the Bank’s operations and the possible impact on us of risks associated with the Bank’s activities, we have adopted a risk management oversight structure designed to ensure that all significant risks are actively monitored by the Board or a Board-level committee. All members of our Board of Directors are also members of the Board of Directors of the Bank.

Role of the Audit Committee. The Audit Committee of the Board assists the Board in fulfilling its responsibility to oversee our risk management framework and associated policies and practices. The Audit Committee’s role is to oversee and monitor management’s implementation of our risk-management process; management is responsible for establishing and maintaining an effective risk management framework.

The Audit Committee coordinates its oversight of enterprise risk with the Bank’s Loan Committee (which oversees certain aspects of credit and concentration risk), the Asset Liability Committee (which oversees aspects of liquidity and interest rate risk), and the Compensation Committee (which oversees incentive compensation risk).

In carrying out its responsibilities, the Audit Committee works closely with the Company’s risk management officers. Our Chief Risk Officer is the chair of the Risk Management Committee and is the individual designated by the Board to administer our risk management program. Primary responsibilities of the Committee, which are discharged by the Chief Risk Officer, include: (i) general oversight of risk; (ii) establishment of appropriate policies and procedures relating to risk management; (iii) monitoring the effectiveness of risk management programs; (iv) monitoring significant risk exposure, as well as the potential financial and other impacts from such risks; (v) staying informed on the Company’s conditions to identify potential future risks and ensure plans are in place to mitigate risk; and (vi) initiating corrective actions with management in any area of risk deemed appropriate by the Committee. Risk assessment, an ongoing process conducted by lines of business managers and Committee members, includes risk ranking the issues identified to determine if there are current or anticipated high, moderate or low risks for the Company. The outcomes of the risk ranking determine the type of risk mitigation and monitoring to effectively manage the risk.

In addition to the Risk Management Committee’s general risk oversight role, responsibility for detailed oversight of specific types of risks has been delegated to various Board committees, as follows:

Internal Control Risk. In addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the Audit Committee has been assigned responsibility for oversight of risks associated with internal controls, legal risks, compliance with applicable laws and regulations, ensuring the establishment and implementation of codes of conduct and overseeing response to reports of examination.

Market/Interest Rate/Liquidity Risks. The Asset Liability Committee has been charged with overseeing management of our interest rate, liquidity, currency and similar market risks. In fulfilling its responsibilities the Committee oversees the implementation of our asset liability management policies and activities undertaken in connection with such policies. The Asset Liability Committee monitors our liquidity positions and liquidity risk management activities, interest rate risk management process and overall interest rate risk profile, the sensitivity of earnings under varying interest rate scenarios and considers the risks associated with potential changes in market interest rates. The Asset Liability Committee also monitors economic and interest rate trends with a view toward limiting any potential adverse impact on our earnings.

Credit Risk. The Bank’s Loan Committee oversees and monitors risk related to the Bank’s lending activities. Among other things, it reviews and approves lending strategies and policies, approves asset quality standards with respect to all lending areas, including standards for loan concentrations and liquidity, and monitors concentrations of credit by product, industry and geographic area. The Committee approves appropriate general underwriting policies with respect to all lending areas and monitors adherence to such policies; and approves credit policies. The Committee also monitors asset quality trends, reviews classified loans, charge-offs and delinquencies and approves strategies and policies regarding the acquisition, management and disposition of foreclosed property.

Risks Associated with Compensation Programs. The Compensation Committee has responsibility for oversight of our various compensation programs. As part of its duties, the Compensation Committee is responsible for evaluating whether any of these programs contain features that promote excessive risk-taking by employees, either individually or as a group.

Communications with Members of the Board

Our Board of Directors welcomes communications from shareholders and has established a procedure for receipt of such communications. Shareholders may send communications to the Board of Directors, or to any director in particular, in care of Secretary, Citizens First Corporation, 1065 Ashley Street, Suite 150, Bowling Green, Kentucky 42103. Any correspondence to the Board of Directors, or to any director in particular, will be forwarded by the Company to the addressee, without review by management.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to our principal executive, financial and accounting officers and persons performing similar functions, as well as all other directors and employees. The purpose of the Code of Ethics is to, among other things, provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct. A copy of the Code of Ethics can be obtained on the Company’s website at www.citizensfirstbank.com. In addition, the Company will provide to any person without charge, upon request, a copy of the Company’s Code of Ethics. Requests should be directed to Secretary, Citizens First Corporation, 1065 Ashley Street, Suite 150, Bowling Green, Kentucky 42103.

Board Member Attendance at Annual Meeting

We encourage each member of the Board of Directors to attend the annual meetings of shareholders. All of our directors attended the 2017 annual meeting of shareholders.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Company’s Articles of Incorporation and Bylaws currently provide that the Board of Directors shall consist of not less than seven nor more than eighteen directors and shall be divided into three classes, each consisting as nearly equal in number as practicable. Presently, the Board has twelve members, with each class consisting of four directors.

The terms of Class III directors, Jim Henderson, James R. Hilliard, M. Todd Kanipe and Kevin Vance, expire at the Meeting. Mr. Henderson has advised the Board of his decision not to stand for reelection at the Meeting due to time constraints relating to his new position as deputy director of the Kentucky Association of Counties. Effective as of the Meeting, the Board has fixed the number of directors at eleven, with Class I and Class II having four members and Class III having three members.  The Governance Committee has recommended, and the Board has approved, the nomination of James R Hilliard, M. Todd Kanipe and Kevin Vance for election at the Meeting to another three year term. All of the nominees have agreed to serve if elected. With each shareholder having one vote per share of common stock to cast for each nominee, the nominees receiving the greatest number of votes will be elected.

Unless a proxy is marked otherwise, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the election of the Class III directors named below. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as a director. If any nominee should become unavailable before the Meeting, the persons named in the enclosed proxy, or their substitutes, reserve the right to vote for substitute nominees selected by the Board of Directors.

All of the Company’s directors also currently serve as directors of the Bank.

The Board of Directors unanimously recommends that you vote “FOR” each of the director nominees.

Nominees for Election to the Board

The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions for SEC reporting companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualification, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company.

Continuing Directors Until 2021 Meeting

Class III Directors-Terms to Expire in 2021

James R. Hilliard (61)	Director since 2009

Since 1995, Mr. Hilliard has served as Regional President of AirGas USA, LLC, a distributor of welding gases and supplies headquartered in Radnor, Pennsylvania. He has served in various capacities with that company and its predecessors since 1975. Mr. Hilliard is President of the Jerry E. Baker Foundation in Bowling Green, Kentucky. He earned his bachelor’s degree in business administration from Western Kentucky University in 1982. Mr. Hilliard has extensive knowledge and leadership experience and skills having served as the president of a large industrial company for over 20 years.

M. Todd Kanipe (49)	Director since 2009

Mr. Kanipe was appointed President and Chief Executive Officer of the Company and the Bank in June 2009. Mr. Kanipe has over 25 years of banking experience, having joined the Company in 1999 as Vice President and Trust Relationship Manager. In 2004, he was named Executive Vice President, Credit Administration of the Company and the Bank. Mr. Kanipe also served as Executive Vice President, Finance from January 2008 to September 2008. Prior to joining the Company, he was a senior relationship manager with Trans Financial Bank. Mr. Kanipe is active in the Bowling Green community, having served on the Board of Directors of American Red

Cross and Big Brothers & Sisters. Mr. Kanipe earned his bachelor’s degree in finance from Western Kentucky University. He is a graduate of the Cannon Personal Trust School and the Kentucky Schools of Banking and Commercial Lending. Mr. Kanipe’s extensive experience as a banker in the Company’s market area and as a community leader enables him to provide insight to the Board of Directors on the factors that impact the Company and the communities the Company serves and his day to day management of the Bank allows him to provide the Company with company-specific experience and expertise.

Kevin Vance (54)	Director since 2008

Dr. Vance has been a small business owner and operator in South Central Kentucky for over 24 years. He is the founder and President of Hartland Animal Hospital in Horse Cave, Kentucky. He has served in a variety of leadership positions, including as past president and director of the Hart County Chamber of Commerce, past president and director of the Hart County Cattlemen’s Association, director of the Kentucky Board of Veterinary Examiners, director of the Hart County District Extension Council, and director of the Hart County Fair Board. Dr. Vance is an active member of the American Veterinary Medical Association and the Kentucky Veterinary Medical Association and currently serves on the legislative committee of the KVMA. Dr. Vance earned his bachelor’s degree from Western Kentucky University and his veterinary medicine degree from Auburn University. As a small business owner and an active member of his community, Dr. Vance brings a unique insight and knowledge to the Company of the Hart County market area.

Continuing Directors Until 2019 Meeting

Class I Directors-Terms to Expire in 2019:

Kent Furlong (34)	Director since 2016

Mr. Furlong is the founder and owner of Hines Furlong Line, Inc., a company headquartered in Nashville, Tennessee that specializes in leasing and chartering inland tank barges to other barge companies and end user chemical and oil companies. Mr. Furlong is also the Vice President of Business Development of Hunter Marine Transport, Nashville, Tennessee. Hunter Marine owns and operates a fleet of inland towboats, hopper and deck barges, sand dredges and terminals primarily on the Cumberland, Mississippi and Ohio Rivers. Mr. Furlong earned his bachelor’s degree from Bellarmine University. Originally from Bowling Green, Kentucky, he currently resides in Franklin, Tennessee.  Mr. Furlong’s business experience, particularly in the areas of finance and leasing, and his knowledge of the metropolitan Nashville, Tennessee business community provide important insight and perspective to the Company’s Board of Directors.

Steve Marcum (61)	Director since 2014

Mr. Marcum, a CPA, has been the Executive Vice President and Chief Financial Officer of the Company and the Bank since August 2009 and also served in those positions from October 2005 through January 2008. From January 2008 to August 2009, Mr. Marcum was a bank examiner with the Federal Deposit Insurance Corporation and a senior manager with Holland CPAs (now Carr, Riggs & Ingram), a regional public accounting firm. Mr. Marcum earned his MBA from Western Kentucky University and completed the Graduate School of Banking at the University of Wisconsin-Madison. He previously served as President of the trustees for the Warren County Public Library, President of the Kentucky State Board of Accountancy and as a part-time instructor at Western Kentucky University in accounting and finance. He is active in the Kentucky Bankers Association and Independent Community Bankers Association. Mr. Marcum’s extensive financial and accounting expertise, as well as experience in internal controls and financial reporting, strengthens the Board’s collective qualifications, skills and experience.

Jack Sheidler (61)	Director since 2002

Mr. Sheidler, the principal and owner of Greenwood Properties, LLC, has been a real estate developer of retail, multi-family and office properties in the Southeast since 1984. He served as a director of Southern Kentucky

Performing Arts Center for many years and is active in civic and nonprofit organizations in the Warren County community. Mr. Sheidler has extensive experience in commercial real estate matters. Mr. Sheidler’s experience as chairman of the Board of Directors offers the Board management experience, leadership capabilities, financial knowledge and business acumen and his experience in commercial real estate development provides the Board with an informed perspective of an industry in which the Company is an active lender.

John Taylor (78)	Director since 2009

Mr. Taylor has been a partner and owner of Taylor Polson & Company, a public accounting firm in Glasgow, Kentucky, since 1970. He is a past president of the Glasgow-Barren County Chamber of Commerce. Mr. Taylor earned his bachelor’s degree from Western Kentucky University and served in the Kentucky National Guard for nine years. Mr. Taylor’s experience in the preparation, analysis and evaluation of financial statements and understanding of internal controls and procedures for financial reporting provides strong support to the Company’s Audit Committee and strengthens the Board’s collective qualifications, skills and experience.

Class II Directors – Terms to Expire in 2020

Sarah Glenn Grise (61)	Director since 2002

Ms. Grise is a civic volunteer having previously served for 18 years as General Manager of TKR Cable of Southern Kentucky. Ms. Grise has served on the Board of Directors of Houchens Industries, Inc. since 1995, serves on the Board of Directors of Bowling Green Municipal Utilities and has served in leadership positions for numerous nonprofit and civic organizations. Ms. Grise earned her bachelor’s degree in business administration from the University of North Carolina at Chapel Hill. Ms. Grise is actively involved in a number of community activities in the Company’s market area. Her involvement in the community offers the Board insight into many of the Company’s constituencies.

Mark Iverson (55)	Director since 2017

Mr. Iverson is a Certified Public Accountant, and the General Manager of Bowling Green Municipal Utilities in Bowling Green, Kentucky.  Mr. Iverson graduated from Western Kentucky University and currently resides in Bowling Green, Kentucky.  He serves on the Board of Directors of the Tennessee Valley Public Power Association and previously served as Chairman of the Board of the Bowling Green Area Chamber of Commerce. Mr. Iverson’s leadership experience and extensive community contacts, and his experience as a chief executive officer of a regulated utility company, make him a valuable member of the Board.

Amy Milliken (47)	Director since 2009

Ms. Milliken is the County Attorney for Warren County, Kentucky and began her prosecutorial career in 1996 as an Assistant Warren County Attorney. Ms. Milliken is on the Board of Directors of the Bowling Green Chamber of Commerce and serves and has served in leadership positions for a number of nonprofit and civic organizations, including the Dream Factory of Bowling Green, the Warren County Domestic Violence Council, Hope Harbor, the Child Advocacy Center, CASA, Leadership Bowling Green board member and past president of the Kentucky County Attorneys Association, and the executive board of the Kentucky Juvenile Justice Advisory Board. Ms. Milliken earned her bachelor’s degree from Western Kentucky University in 1993 and her law degree from Salmon P. Chase College of Law in 1995. As an attorney, Ms. Milliken brings significant experience and knowledge to the Company in the areas of regulatory compliance and risk oversight. Her active involvement in a number of community activities in the Company’s market area allow her to contribute valuable insight to the Board on key developments in the Warren County market.

Jeff Perkins (55)	Director since 2017

Mr. Perkins is a Certified Public Accountant and the President of Mid-South Lumber and Supply Company in Bowling Green, Kentucky.  Mr. Perkins graduated from Western Kentucky University and currently resides in

Franklin, Kentucky. He has served as President of the Kentucky Building Material Association and served on the board and finance committees of the Independent Builders Supply Association. Mr. Perkins provides the Board with insight into the Bowling Green business community, and his accounting experience and expertise provide strong support to the Audit Committee of the Board.

Meetings and Committees of the Board of Directors

Twelve meetings of the Board of Directors were held during 2017. All of our directors attended 75% or more of the combined total of the meetings of the Board of Directors and of all committees on which they served, except for James R. Hilliard.

In 2017, our Board of Directors had three standing committees:  the Audit Committee, the Compensation Committee and the Governance Committee. The Audit Committee, the Compensation Committee and the Governance Committee are composed entirely of independent directors within the meaning of the term in the Nasdaq Listing Rules and as required by the rules and regulations of the Securities Exchange Act of 1934, as amended.

The current members of the Audit Committee are Sarah Glenn Grise (Chairman), Jim Henderson, Mark Iverson, Jeff Perkins, Jack Sheidler, John Taylor and Kevin Vance. The Audit Committee met five times in 2017.

The current members of the Compensation Committee are Bob Hilliard (Chairman), Kent Furlong, Amy Milliken, Jeff Perkins and Kevin Vance. The Compensation Committee met five times in 2017.

The current members of the Governance Committee are Amy Milliken (Chairman), Sarah Glenn Grise, Jim Henderson, Bob Hilliard, Mark Iverson and John Taylor. The Governance Committee met five times in 2017.

Audit Committee. The Audit Committee consists of seven directors, each of whom satisfies the independence requirements set forth under the Nasdaq Listing Rules and Rule 10A‑3(b)(1) of the Securities Exchange Act. The Audit Committee, among other things, is directly responsible for the selection, oversight and compensation of our independent registered public accounting firm. It is also responsible for meeting with the independent auditors and the appropriate corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, the adequacy of financial, accounting and operating controls, and the scope of the audits of our independent auditors and any internal auditor. In addition, the Audit Committee is responsible for reviewing and reporting the results of each audit and making recommendations it may have to the Board of Directors with respect to financial reporting and accounting practices, policies, controls and safeguards. The Audit Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform and that is reviewed for adequacy on an annual basis.  A copy of the Audit Committee charter is included as Appendix I to this proxy statement.

The rules and regulations of the Securities and Exchange Commission require the Company to disclose whether it has an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission and that he is “independent” as defined by the rules and regulations of the Securities and Exchange Commission. The Board of Directors has determined that director John Taylor is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K, and that Mr. Taylor is “independent” as independence for audit committee members is defined in the Nasdaq Listing Rules.

Compensation Committee. The Compensation Committee consists of five directors, each of whom satisfies the independence requirements set forth under the Nasdaq Listing Rules. The Compensation Committee establishes the compensation arrangements for our executive officers. The Committee also administers the Company’s incentive compensation plans. The Company’s executive management supports the Compensation Committee by preliminarily determining compensation increases and providing data to the Committee for analysis. In addition, the Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist the Committee. All of the decisions with respect to the Company’s executive compensation are made by the Compensation Committee alone and may reflect factors and considerations other than, or that may differ from, the information and recommendations provided by management. In 2016, the Compensation Committee engaged Pearl Meyer & Partners, an independent compensation consultant, to assist in the design of the Company’s executive compensation program. The Compensation Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform and that is reviewed for adequacy on an annual basis.  A copy of the Compensation Committee charter is included as Appendix II to this proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (“Governance Committee”) consists of six directors, each of whom satisfies the independence requirements set forth under the Nasdaq Listing Rules. The Governance Committee identifies and recommends nominees for election to the Board, and oversees matters of corporate governance processes, including Board performance. The Governance Committee’s duties specifically include: screening and recommending candidates as nominees for election to the Board of Directors; overseeing the process whereby Board and committee performance is evaluated; overseeing the training and orientation of directors; recommending committee assignments; recommending the appropriate skills and characteristics required of new Board members; and overseeing compliance with the Company’s Code of Ethics. The Governance Committee operates pursuant to a written charter that sets out the functions that this Committee is to perform and that is reviewed for adequacy on an annual basis.  A copy of the Governance Committee charter was included with the proxy statement for our 2016 annual meeting of shareholders.

Compensation of Directors

In 2017, our directors received $1,000 per month for each month in which they attended a Board of Directors’ meeting. Directors also receive $1,000 for each special meeting attended and a range of $200 to $250 for each local advisory board meeting attended, if any. We also reimburse non-employee directors for the expenses they incur to attend the meetings. Directors do not receive separate compensation for serving on the Board of Directors of the Bank.

In 2017, we provided the following compensation to our non-employee directors for services rendered:

Name	Fees Earned or Paid in Cash($)
Barry D. Bray	$9,000	(1)
Kent Furlong	$12,000
Sarah Glenn Grise	$12,000
Chris Guthrie	$1,000	(2)
Jim Henderson	$13,000	(3)
Bob Hilliard	$11,000
Mark Iverson	$2,000	(4)
Amy Milliken	$12,000
Jeff Perkins	$2,000	(4)
Jack Sheidler	$12,000
John Taylor	$12,200	(3)
Kevin Vance	$12,000

(1)	Mr. Bray resigned from the Board effective October 10, 2017
(2)	Mr. Guthrie resigned from the Board effective May 17, 2017.
(3)	Includes local advisory board fees of $1,000 for Mr. Henderson and $200 for Mr. Taylor.
(4)	Mr. Iverson and Mr. Perkins were elected to the Board October 19, 2017.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Board of Directors, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Crowe Horwath LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. The firm of Crowe Horwath has served as the Company’s auditors since 2005. A representative of the firm is expected to be present at the Meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid Crowe Horwath LLP for the 2017 and 2016 fiscal years, see “Independent Registered Public Accounting Firm” below.

Ratification of the appointment of Crowe Horwath will be approved if the number of shares of common stock voting for the proposal exceeds the number of shares voting against the proposal. If the Company’s shareholders do not ratify the appointment of Crowe Horwath, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Crowe Horwath as our independent registered public accounting firm it is determined that it is in the Company’s best interest to do so.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

PROPOSAL NO. 3: APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE
COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are seeking advisory shareholder approval of the compensation of the named executive officers as disclosed in this proxy statement. This proposal gives you, as a shareholder, the opportunity to endorse or not endorse the compensation the Company paid to the named executive officers by voting on the following resolution, which is commonly known as a “say-on-pay” proposal. We have included this proposal among the items to be considered at the Meeting pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934.

“Resolved, that the shareholders of Citizens First Corporation approve the compensation of the named executive officers of Citizens First Corporation as disclosed pursuant to Item 402(m) through (q) of Regulation S-K in the Company’s Proxy Statement for its 2018 Annual Meeting of Shareholders.”

In response to the voting results of the frequency of the “say-on-pay” vote at the 2015 annual meeting of shareholders, we are providing shareholders with the opportunity to annually provide a “say-on-pay” advisory vote.

The proposal to approve the compensation of our named executive officers disclosed in this proxy statement will pass if votes cast for it exceed votes cast against it. Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of our shareholders.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the Company’s named executive officers as described in this proxy statement.

PROPOSAL NO. 4: PROPOSED AMENDMENT TO SECOND RESTATED ARTICLES OF INCORPORATION TO PROVIDE FOR THE DECLASSIFICATION OF THE BOARD OF DIRECTORS

The Company’s Board has adopted and approved, and is submitting for shareholder approval, an amendment (the “Proposed Amendment”) to the Company’s Second Amended and Restated Articles of Incorporation (“Articles”) to provide for the phased elimination of the classified board structure and instead to require the annual election of all directors.

The Board believes that its classified structure has helped provide stability, experience and focus on long-term shareholder value, accountability to shareholders, enhancement of Board independence and protection of shareholder value. Although these are important benefits, the Board recognizes the growing sentiment among shareholders and the investment community in favor of annual elections and has considered the views of the shareholders as expressed in the vote to declassify the Board at the 2017 annual meeting. After careful consideration, the Board has approved and adopted, and recommends that the shareholders approve, the Proposed Amendment.

Appendix III shows the proposed changes to Article VI of the Articles, with deletions indicated by strikeouts and additions indicated by underlining.

Required Vote

The Proposed Amendment will be approved if the number of shares of common stock voting for the Proposed Amendment exceeds the number of shares voting against the Proposed Amendment. If the proposal is approved by the required shareholder vote, the Articles will be amended as set forth in Appendix III. If the proposal is not approved by the requisite vote of shareholders, the Board will remain classified and the directors will continue to be elected to serve three-year terms as provided for in the current Articles. Abstentions will have the effect of a vote against this proposal.

If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the Proposed Amendment to the Company’s Second Amended and Restated Articles of Incorporation to provide for the phased-in declassification of the Board of Directors as described in this Item 4.

Legal Effect

If the Proposed Amendment is approved by the requisite vote of shareholders, the Articles will be amended to reflect the revisions set forth in Appendix III, and the resulting Amendment will be filed with the Secretary of State of the Commonwealth of Kentucky shortly after the Annual Meeting. The Board has adopted corresponding amendments to the Company’s Bylaws conditioned upon shareholder approval of the Proposed Amendment.

Impact on Future Elections

If the Proposed Amendment is adopted, directors standing for election beginning at the 2019 annual meeting will be elected to one-year terms of office. Directors who have been elected to three-year terms prior to the effectiveness of the Proposed Amendment would complete their respective three-year terms, and thereafter would be eligible for annual re-election after completion of their current terms. In addition, until the Board is completely declassified, any director appointed to the Board as a result of an increase in the size of the Board or to fill a vacancy on the Board will hold office until the next election of the class for which such director is chosen; thereafter, any director so appointed will hold office until the next annual meeting.

Accordingly, directors elected at this year’s Annual Meeting will serve for a three-year term expiring at the annual meeting in 2021, and directors currently serving terms that end at the annual meetings in 2019 and 2020 will continue to serve for such terms. If the Proposed Amendment is approved, all directors will be elected on an annual basis beginning with the 2021 annual meeting. In all cases, each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

For the reasons discussed above, the Board of Directors recommends a vote FOR the proposed amendment to the Company’s Second Amended and Restated Articles of Incorporation to provide for the phased-in declassification of the Board of Directors.

EXECUTIVE OFFICERS

Our executive officers, as listed below, are subject to re-election annually and serve at the pleasure of the Board of Directors.

Name	Age	Present Positions with the Company and the Bank

M. Todd Kanipe	49

President and Chief Executive Officer and Director since July 2009; Executive Vice President and Chief Credit Officer from December 2005 to July 2009; Chief Financial Officer from January 2008 through September 2008; Chief Credit Officer from July 2004 through December 2005; Vice President and Trust Relationship Manager from 1999 to July 2004

Steve Marcum	61

Executive Vice President and Chief Financial Officer since August 2009 and from October 2005 through January 2008; from January 2008 to August 2009, bank examiner at the Federal Deposit Insurance Corporation and senior manager with Carr, Riggs & Ingram (formerly Holland CPAs), a Bowling Green, Kentucky public accounting firm

Marc R. Lively	54

Executive Vice President and Chief Credit Officer since December 2011; from 2005 to 2011, President and, from 2000 to 2011, Chief Executive Officer of Community First, Inc. and Community First Bank & Trust, Columbia, Tennessee

Kim M. Thomas	47

Executive Vice President and President, Community Banking since January 2009; from 2005 through 2007, Executive Vice President and Chief Marketing Officer; from 1999 through 2004, Vice President of Marketing and commercial banking officer

EXECUTIVE COMPENSATION

The following table provides information concerning compensation paid or accrued by the Company and the Bank to or on behalf of each person who served as our President and Chief Executive Officer in 2017 and the two other  most highly compensated executive officers who had annual salary and bonus that exceeded $100,000 in 2017 (the “named executive officers”).

Summary Compensation Table

					Non-Equity
			Fees		Incentive
			Earned or	Stock	Plan	All Other
Name and			Paid in Cash	Awards	Compensation	Compensation
Principal Position	Year	Salary($)	($)(1)	($)(2)	($)(3)	($)(4)	Total($)
M. Todd Kanipe	2017	$254,768	—	$50,225	$89,733	$19,582	$414,308
President and	2016	$251,125	—	$50,225	$131,841	$22,749	$455,940
Chief Executive Officer	2015	$245,000	$5,000	$49,000	$84,562	$21,797	$405,359

Steve Marcum	2017	$211,176	—	$31,519	$61,413	$19,934	$324,042
Executive Vice President and	2016	$210,125	—	$31,519	$78,797	$19,008	$339,449
Chief Financial Officer	2015	$205,394	$5,000	$30,750	$47,171	$17,193	$305,508

Marc R. Lively	2017	$196,772	—	$29,213	$57,972	$20,523	$304,480
Executive Vice President and	2016	$194,750	—	$29,213	$73,031	$20,652	$317,646
Chief Credit Officer	2015	$190,000	—	$28,500	$43,719	$19,405	$281,624

(1)	Represents directors’ fees. The payment of directors’ fees to directors who are also employees of the Company was discontinued in May 2015.
(2)

Stock awards included in this column consist entirely of performance units granted under our 2015 Equity Incentive Plan.  The grant date value of the awards is as determined under ASC Topic 718, based on the number of units that would be earned at the target levels of performance.  The value of the award assuming the highest level of performance conditions are achieved for the 2015, 2016 and 2017 awards would be: Todd Kanipe ($73,500, $75,338 and $75,338); Steve Marcum ($46,125, $47,279 and $47,279); and Marc Lively ($42,750, $43,820 and $43,820).

(3)

These amounts represent incentives that were earned under the Management Incentive Plan. 2017 incentive amounts are for 2017 performance but were not approved or paid until 2018. 2016 incentive amounts are for 2016 performance but were not approved or paid until 2017. 2015 incentive amounts are for 2015 performance but were not approved or paid until 2016.

(4)

Other compensation for 2017 includes: (a) the match of up to 4% of the officer’s salary under the 401(k) Plan ($10,800 for Mr. Kanipe; $10,800 for Mr. Marcum; and $10,800 for Mr. Lively); (b) the cost of life and disability insurance premiums paid on behalf of the officer ($2,415 for Mr. Kanipe; $4,395 for Mr. Marcum; and $2,479 for Mr. Lively); (c) the portion of the cost of health insurance coverage for such officer that is paid by the Company ($4,003 for Mr. Kanipe; $4,738 for Mr. Marcum; and $5,443 for Mr. Lively); and (d) automobile allowance ($2,364 for Mr. Kanipe; $0 for Mr. Marcum; and $1,800 for Mr. Lively).

Outstanding Equity Awards at Fiscal-Year End

			Equity incentive
	Number of		plan awards:	Equity incentive plan
	shares or		Number of	awards: Market or
	units of	Market value of	unearned shares,	payout value of
	stock that	shares or units of	units or other	unearned shares, units
	have not	stock that have	rights that have not	or other rights that
Name	vested (#)(1)(2)	not vested ($)(3)	vested(#)(1)(4)	have not vested ($)(3)
M. Todd Kanipe	5,000	$120,000
			3,550	$85,200
			2,300	$55,200
Steve Marcum	3,138	$75,312
			2,200	$52,800
			1,450	$34,800
Marc R. Lively	2,908	$69,792
			2,050	$49,200
			1,350	$32,400

(1)

Represents performance units issued under the 2015 Incentive Compensation Plan. The performance factors applicable to these grants are return on average assets, ratio of non-performing assets to total assets and ratio of net charge-offs to average total loans. At the threshold performance level, the officer would receive 0% of the shares shown; at the target performance level, the officer would receive 100% of the shares shown; and at the maximum performance level, he would receive 150% of the shares shown. For performance greater than the threshold level but less than the maximum level the number of shares would be based upon interpolation between the closest performance points. Awards will be settled in shares of the Company’s common stock.

(2)

Represents performance units earned over a three-year performance period ending December 31, 2017. The executive officers’ interest in the earned units vested on the distribution date of ________, 2018 following the filing of the Company’s 2017 Form 10-K .

(3)	Market value is determined by multiplying the closing market price of the Company’s common stock on December 31, 2017 by the number of shares issuable upon achievement of the target performance goal.
(4)

Performance units are earned over three-year performance periods ending December 31, 2018 and 2019 based on goals. The executive officers’ interest in any earned shares will vest on the distribution date which will be as soon as practicable following the filing of the Company’s 2018 Form 10-K with respect to units earned over the three-year period ending December 31, 2018 and as soon as practicable following the filing of the company’s 2019 Form 10-K with respect to units earned over the three-year period ending December 31, 2019.

Incentive Compensation Plan. The Board of Directors adopted the Citizens First Corporation 2015 Incentive Compensation Plan on December 18, 2014 and the Plan was approved by the shareholders at the 2015 annual meeting of shareholders.

Under the Incentive Compensation Plan, the Compensation Committee of the board, in its discretion, may grant an award under the plan to any employee of the Company or an affiliate.  Subject to adjustment as described below, the maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the plan is the sum of the following:  100,000 shares plus any shares covered by an award that are forfeited or remain unpurchased or undistributed upon termination or expiration of an award under the Plan. In the event of any stock split, stock dividend, spin-off, or other relevant change affecting the Company’s common stock, the Compensation Committee may adjust the number of shares available for grants and the number of shares and price under outstanding grants made before the event, as provided in the Plan.

The Incentive Compensation Plan is administered by the Compensation Committee, which has broad discretionary authority under the Plan. The Compensation Committee may delegate all or any part of its authority and powers under the plan to one or more directors or officers of the Company. However, the Compensation Committee may not delegate its authority and powers with respect to grants to persons covered by Section 16 of the Securities Exchange Act of 1934 in a way that would jeopardize the Plan’s satisfaction of Rule 16b‑3 of the Securities Exchange Act of 1934, or with respect to grants intended to constitute “performance based compensation.”

Subject to the limits imposed by the Plan and described below, the Compensation Committee, in its discretion, may award any of the following types of awards to any employee: (i) incentive stock options, (ii) nonqualified stock options, (iii) stock appreciation rights, (iv) restricted shares, (v) unrestricted shares, (vi) performance shares, (vii) performance units, and (viii) restricted stock units.

The Compensation Committee may condition awards on the achievement of certain objective performance measures established by the Compensation Committee during the first 90 days of the award’s performance period. The performance measures will be based on any of the factors listed below, alone or in combination, as determined by the Compensation Committee. Such factors may be applied on a corporate-wide or business-unit basis, include or exclude one or more of the Company’s subsidiaries, may be in comparison with plan, budget or prior performance, and/or may be on an absolute basis or in comparison with peer-group performance. Performance measures may differ from participant to participant and from award to award. The factors that may be used as performance measures will be one or more of the following: interest income; net interest income; interest expense; net interest margin; non-interest income; fee income; revenues; securities gains or losses; other income; deposits; deposit growth; deposit market share; non-interest expense;

total expenses; efficiency ratio; credit quality; non-performing assets;  net charge offs; provision expense; operating income; net income; earnings per share; return on assets; return on equity; regulatory capital ratios; stock price; dividends; total shareholder return; productivity; customer satisfaction; employee diversity goals or employee turnover; specified objective social goals; and goals relating to acquisitions.

The Board of Directors may amend, suspend, or terminate the Incentive Compensation Plan at any time. Shareholder approval of an amendment will be required to the extent necessary to satisfy applicable legal and regulatory agency rules.

Under the Incentive Compensation Plan, in 2017 the named executive officers were awarded performance units under the following terms:

Performance period:	Three years, beginning January 1, 2017 through December 31, 2019

Performance factors:

Return on average assets; ratio of non-performing assets to total assets; and ratio of net charge-offs to average total loans, with return on average assets weighted 70%, non-performing asset ratio weighted 15% and net charge-off ratio weighted 15%

Performance ranges:	The performance units provide for threshold, target and maximum performance goals as follows:

	Threshold	Target	Maximum
Return on average assets	0.90%	0.99%	1.04%
Non-performing assets to total assets	1.50%	1.00%	0.50%
Net charge-offs to average total loans	0.20%	0.10%	0.05%

At the threshold performance level, the officer would receive 0% of the shares shown; at the target performance level, the officer would receive 100% of the shares shown; and at the maximum performance level, he would receive 150% of the shares shown. For performance greater than the threshold level but less than the maximum level the number of shares would be based upon interpolation between the closest performance points.

Each long-term incentive award was determined as a percentage of the participant’s year 1 base salary and was expressed as a number of shares of Company common stock valued on the date of grant. Fractional shares are not distributable.

Management Incentive Plan. In 2014, the Board of Directors adopted the Citizens First Corporation 2014 Management Incentive Plan. The Management Incentive Plan is intended to be our primary vehicle for awarding annual incentive compensation to management to reward short-term financial and operational performance. The Management Incentive Plan does not preclude us from making discretionary bonus payments or special awards to participants outside of the Management Incentive Plan.

The Management Incentive Plan sets forth performance incentives that are designed to provide for annual cash awards that are payable if we meet or exceed the annual performance objectives established by our board. Under this Plan, our board may establish annual performance levels as follows: (1) threshold represents the minimum level of performance level that must be achieved before any incentive awards are payable; (2) target performance is defined as the expected level of performance in view of all relevant factors, as described in more detail below; and (3) the maximum represents that which reflects outstanding performance. Target performance under this Plan is intended to provide for aggregate annual cash compensation (salary and bonus) that approximates peer level compensation. Threshold performance would begin to fund payouts at  50 percent of the target incentive, target would be 100 percent, and maximum would be 150 percent, with payout interpolated between these award levels. Any awards under the Plan are payable in full following the Compensation Committee’s certification of the Company’s financial results for the performance period.

The amount of cash incentive payments under the Management Incentive Plan is based entirely on the achievement of pre-established performance goals. These payout levels are determined by the Compensation Committee after reviewing peer and survey data. Performance measures under the Management Incentive Plan include:

•	return on assets;
•	return on equity;
•	net income;
•	total shareholder equity;
•	efficiency ratio;
•	earnings per share; and
•	total shareholder return.

Under the terms of the Management Incentive Plan, in 2017 the named executive officers were eligible to receive incentive compensation based on the achievement of certain Company performance objectives (weighted at 20% to 30%). The target bonus levels were 30% of base salary for the CEO and 25% for each of the other named executive officers. Each named executive officer’s bonus under the plan is based upon the achievement of the Company performance objectives listed below. The Company’s 2017 performance goals were as follows, with the earnings per share objective weighted 30%, the efficiency ratio weighted 20%, and the non-performing asset ratio and return on average asset ratio each weighted 25%:

		Non-Performing
	Earnings Per	Assets to Total	Return on	Efficiency
	Share	Assets	Average Assets	Ratio
Threshold	$1.65	0.85%	0.96%	67.99%
Target	$1.78	0.50%	0.97%	65.61%
Maximum	$1.84	0.25%	1.00%	65.12%

The Company exceeded the target objective for each performance goal. Total incentive compensation for 2017 under the Management Incentive Plan was approximately $287,832. The amounts payable to each of our named executive officers under our Management Incentive Plan is set forth under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Employment Agreements. The Company has entered into employment agreements with each named executive officer.  The agreements dated October 19, 2017 are summarized below. The summary is qualified in its entirety by reference to the agreements themselves, copies of which are available from the Company itself or from the Company’s public filings with the SEC.

Each employment agreement is for a term of three years and will be automatically renewed for successive one year terms unless either party gives 60 days’ notice to the other of its intent not to renew. Each of the agreements provides for payment to the named executive officer of an annual salary and participation in all employee benefit programs including paid time off as are offered by the Company to its other executive officers.

The agreements may be terminated by the Company immediately for cause (as defined in the agreement) or upon 60 days prior notice without cause. In the event the agreement is terminated with cause, the named executive officers will not be entitled to any further compensation following written notice of termination. In the event the agreement is terminated without cause, the Company will be obligated to pay the officer an amount equal to one year of base salary plus the value of accrued fringe benefits through the date of termination and shall pay the premiums required to maintain health insurance coverage for the officer and his dependents until the earliest of the first anniversary of the termination of employment or the date on which the officer is included in another employer’s benefit plans.

Pursuant to each of the employment agreements, in the event that the named executive officer’s s employment is terminated by the Company for any reason other than cause within six months prior to a Change in Control, or on or within one year following a Change in  Control (as defined in the agreement),  the Company will pay the officer an amount equal to two times the officer’s  base salary, an amount equal to the “target” annual incentive under any outstanding award agreement between the Company and the officer under the 2014 Management Incentive Plan for the year in which the Severance Date occurs,  and the premiums required to maintain health insurance coverage for the officer  and his dependents until the earliest of the first anniversary of the termination of employment or the date on which the officer is included in another employer’s benefit plans. In addition, 100% of any then unvested outstanding stock options or other Equity Compensation Awards shall immediately vest.  The named executive officer will be entitled to the same amounts if he terminates his employment within one year after a Change in Control following certain events, including a change in the present capacity or circumstances in which he is employed immediately prior to completion of the Change in Control.

Pursuant to each employment agreement, in the event of termination the named executive officer  will be prohibited for one year from rendering any services to any banking institution located within 50 miles of any office of the Company, (ii) offering employment to any other person who was an employee or agent of the Company at any time during the last twelve months of his employment, or (iii) contacting any existing or prospective customer of the Company for the purpose of soliciting, offering or doing any type of business or services similar in nature to the business of the Company.

401(k) Plan. We maintain a 401(k) plan for substantially all employees. Employees may voluntarily contribute to the plan. Historically we have matched employee contributions in an amount equal to 100% of the employee’s contributions up to 4% of the employee’s compensation. We may also make an additional profit sharing contribution to the plan, subject to the discretion of the Board of Directors. There was no additional profit sharing contribution made for 2017.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 16, 2018 (except as otherwise indicated below) regarding the beneficial ownership of our common stock by each director of the Company, each named executive officer listed in the Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. Except as otherwise noted, each person is the record owner of and has sole voting and investment power with respect to the shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is calculated based on 2,526,377 shares of common stock outstanding as of March 16, 2018.

	Common	Percent Of
Name of Beneficial Owner	Shares Owned	Class
Kent Furlong	3,250	*
Sarah Glenn Grise (1)	6,506	*
Jim Henderson	290	*
James R. Hilliard	30,706	1.2%
Mark Iverson	4,051	*
M. Todd Kanipe (2)	25,716	1.0%
Marc R. Lively	3,500	*
Steve Marcum	16,388	*
Amy Milliken (3)	13,888	*
Jeff Perkins (4)	5,000	*
Jack Sheidler	75,283	3.0%
John Taylor	2,890	*
Kevin Vance (5)	12,948	*
Current directors and executive officers as a group (14 persons)	209,669	8.3%

*Less than 1.0%.

(1)	Includes 1,357 shares held jointly with Ms. Grise’s husband.
(2)	Includes 2,000 shares held in an individual retirement account for the benefit of Mr. Kanipe’s wife.
(3)	Includes 56 shares held jointly with Ms. Milliken’s husband, 530 shares held by Ms. Milliken’s husband and 4,020 shares held by Ms. Milliken’s children.
(4)	Includes 2,725 shares held in an individual retirement account for the benefit of Mr. Perkin’s wife.
(5)	Includes 6,825 shares held jointly with Dr. Vance’s wife; such shares are pledged as security for a loan.

The following table sets forth information as of March 16, 2018 (except as otherwise indicated below) regarding the beneficial ownership of our common stock by the only persons known by the Company to beneficially own five percent (5%) or more of the common stock. The percentage of beneficial ownership is calculated based on 2,526,377 shares of common stock outstanding as of March  16, 2018.

	Common
	Shares		Percent of
Name and Address of Beneficial Owner	Owned	Total	Class
PRB Advisors, L.L.C. (1)	191,075	191,075	7.6%
245 Park Avenue, 24th Floor
New York, New York 10167
Siena Capital Partners I, L.P.(2)	170,677	170,677	6.8%
100 N. Riverside Plaza
Chicago, Illinois 60606
Tontine Financial Partners, LP(3)	140,711	140,711	5.6%
1 Sound Shore Drive, Suite 304
Greenwich, Connecticut 06380‑7521

(1)

Based on information set forth in a Schedule 13G/A filed February 14, 2018 by PRB Advisors, LLC with the SEC on its own behalf and on behalf of its affiliates, PRB Investors, L.P., Andrew P. Bergman and Stephen J. Paluszek (collectively, “PRB”). According to the filing, PRB has shared voting and dispositive power with respect to 179,209 shares and Stephen J. Paluszek has sole voting and dispositive power with respect to an additional 11,866 shares.

(2)

Based on information set forth in a Schedule 13G filed December 8, 2015 by Siena Capital Partners I, LP with the SEC on its own behalf and on behalf of its affiliates, Siena  Capital Partners Accredited, L.P. and Siena Capital Management (collectively, “Siena”). According to the filing, Siena has shared voting and dispositive power with respect to the shares.

(3)

Based on information set forth in a Schedule 13G/A filed February 9, 2018 by Tontine Management, LLC with the SEC on its own behalf and on behalf of its affiliates Tontine Financial Partners, LP and Jeffrey L. Gendell (collectively, “Tontine”). According to the filing, Tontine has shared voting and dispositive power with respect to the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of holdings and transactions in our common stock with the Securities and Exchange Commission. Based on our information, we believe that all Section 16(a) Securities and Exchange Commission filing requirements applicable to our directors, executive officers and other beneficial owners for 2017 were timely met, except for one Form 4 filing by Sarah Grise that was filed late as a result of a delay in obtaining necessary filing codes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have had and expect in the future to have banking transactions in the ordinary course of business with our directors and executive officers and their associates, including members of their families, corporations, partnerships or other organizations in which the directors and officers have a controlling interest. All loan and other transactions were on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. Our policy is that all of our transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors. None of such loans were disclosed as nonaccrual, past due, restructured or potential problems in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2017.

AUDIT COMMITTEE REPORT

The following is the Report of the Audit Committee regarding the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10‑K.

The Audit Committee has reviewed and discussed with our management the Company’s audited financial statements as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017. The Audit Committee also reviewed and discussed with Crowe Horwath LLP, the Company’s independent registered public accounting firm, all communications required by standards of the PCAOB, including the matter required to be discussed by Auditing Standard No. 16, Communications with Audit Committee, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Crowe Horwath LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Crowe Horwath LLP their independence.

Based upon such review and discussions, the Audit Committee has recommended to the Board of Directors that, and the Board of Directors has approved, the audited financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Sarah Glenn Grise, Chairman
Jim Henderson
Mark Iverson Jeff Perkins
Jack Sheidler
John Taylor
Kevin Vance

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has approved the appointment of Crowe Horwath LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Crowe Horwath is a full-service firm of certified public accountants and has served as the Company’s auditors since 2005. Services provided to the Company are described below under “Audit Fees.”  A representative of Crowe Horwath is expected to be present at the Meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Audit Fees. During the years ended December 31, 2017 and 2016, the Company incurred the following fees for services performed by the independent registered public accounting firm:

	2017	2016
Audit Fees (1)	$102,500	$99,000
Audit-Related Fees (2)	16,758	23,584
Tax Fees (3)	10,350	16,410
All Other Fees	—	—
Total Fees	$129,608	$138,994

(1)	Includes fees related to the annual independent audit of the Company’s financial statements and reviews of the Company’s annual and quarterly reports.
(2)	Includes services for consultation on various accounting matters and audit of the Company’s 401(k) plan.
(3)	Includes fees for tax return preparation, tax consulting and quarterly estimated income tax calculations.

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services that the Company’s independent auditor may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Committee approved all audit and non-audit services provided by Crowe Horwath during fiscal years 2017 and 2016 prior to Crowe Horwath performing such services.

ANNUAL REPORT

We will provide without charge to any shareholder, upon written request, a copy of our Annual Report on Form 10‑K for the fiscal year ended December 31, 2017, which includes financial statements, which is required to be filed with the Securities and Exchange Commission. Written requests should be directed to Kim Kleis, Citizens First Corporation, at 1065 Ashley Street, Suite 150, Bowling Green, Kentucky 42103, or at telephone number (270) 393‑0700.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not know of any other matters that may be brought before the Meeting, other than the items referred to in this proxy statement.  If, however, any such other matters are presented, the persons named in the accompanying proxy card or their substitutes will vote such proxy according to their best judgment on such matters.

Please vote by telephone or over the Internet, or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

Appendix I

CITIZENS FIRST CORPORATION

AUDIT COMMITTEE CHARTER

1.PURPOSE

The primary functions of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities with respect to:  (i) the Company's systems of internal controls regarding finance, accounting, and ethical behavior; (ii) the Company's auditing, accounting and financial reporting processes generally; (iii) the integrity of the Company's financial statements and other financial information provided by the Company to its shareholders, the public and others; (iv) compliance with legal and regulatory requirements; and (v) the performance of the Company's independent auditors. Consistent with these functions, the Committee will encourage continuous improvement of, and foster adherence to, the Company's policies, procedures and practices at all levels.

Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

2.ORGANIZATION

The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall satisfy the applicable independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act of 1934 and any other regulatory requirements.  The Board will determine whether at least one member of the Audit Committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC.  The existence of such a member, including his or her name and whether or not he or she is independent, will be disclosed in periodic filings as required by the SEC.

Committee members shall be elected by the Board annually. Members shall serve until their successors shall be duly elected. The Committee's chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee. The Committee may form and delegate authority to subcommittees when appropriate.

3.MEETINGS

The Audit Committee shall meet four times per year on a quarterly basis, or more frequently as circumstances require. The Committee shall require members of management, the independent auditors and others to attend meetings and to provide pertinent information, as necessary. As part of its responsibility to foster open communications, the Committee shall be given the opportunity to meet in separate executive sessions during each of its four regularly scheduled meetings with management and the Company's independent auditors to discuss any matters that the Committee (or any of these groups) believes should be discussed privately.

4.RESPONSIBILITIES AND DUTIES

In recognition of the fact that the Company's independent auditors are ultimately accountable to the Audit Committee, the Committee shall have the sole authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors or nominate the independent auditors for shareholder approval. The Committee shall approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Committee shall consult with management but shall not delegate these responsibilities.

To fulfill its responsibilities and duties, the Audit Committee shall:

A.With respect to the independent auditors:

[1] Be directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing its audit report or related work.

[2] Have the sole authority to review in advance, and grant any appropriate pre-approvals of, (i) all auditing services to be provided by the independent auditors and (ii) all non-audit services to be provided by the independent auditors as permitted by Section 10A of the Securities Exchange Act of 1934, and in connection therewith, to approve all fees and other terms of engagement. The Committee shall also review and approve disclosures required to be included in Securities and Exchange Commission periodic reports filed under Section 13(a) of the Securities Exchange Act of 1934 with respect to non-audit services.

[3] Review the performance of the Company's independent auditors on at least an annual basis and remove the independent auditor if circumstances warrant.

[4] On an annual basis, review and discuss with the independent auditors all relationships the independent auditors have with the Company in order to evaluate the independent auditors' continued independence. The Committee: (i) shall ensure that the independent auditors submit to the Committee on an annual basis a written statement (consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence) delineating all relationships and services that may impact the objectivity and independence of the independent auditors; (ii) shall discuss with the independent auditors any disclosed relationship or services that may impact the objectivity and independence of the independent auditors; and (iii) shall satisfy itself as to the independent auditors' independence.

[5] At least annually, obtain and review an annual report from the independent auditors describing (i) the independent auditors' internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

[6] Review the independent auditor’s attestation, to the extent an ICFR attestation report is required by the auditor, and report on management’s internal control report, from the time that such reports are prepared and hold timely discussions with the independent auditor regarding the following:

• All critical accounting policies and practices;

• All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and

• Other material written communications between the independent auditor and management, including, but not limited to, the management letter and schedule of unadjusted differences.

[7] Review all reports required to be submitted by the independent auditors to the Committee under Section 10A of the Securities Exchange Act of 1934.

[8] Review, based upon the recommendation of the independent auditors, the scope and plan of the work to be done by the independent auditors for each fiscal year.

B.With respect to the financial statements:

[1] Review and discuss with management and the independent auditors the Company's quarterly financial statements (including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the independent auditors' review of the quarterly financial statements) prior to submission to shareholders, any governmental body, any stock exchange or the public.

[2] Review and discuss with management and the independent auditors the Company's annual audited financial statements (including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations").

[3] Discuss with the independent auditors the matters required to be discussed by Auditing Standard No. 16, relating to the conduct of the audit.

[4] Recommend to the Board of Directors, if appropriate, that the Company's annual audited financial statements be included in the Company's annual report on Form 10-K for filing with the Securities and Exchange Commission.

[5] Prepare the report required by the Securities and Exchange Commission to be included in the Company's annual proxy statement and any other Committee reports required by applicable securities laws or stock exchange listing requirements or rules.

C.Periodic and Annual Reviews:

[1] Periodically review separately with each of management and the independent auditors (i) any significant disagreement between management and the independent auditors in connection with the preparation of the financial statements, (ii) any difficulties encountered during the course of the audit (including any restrictions on the scope of work or access to required information), and (iii) management's response to each.

[2] Periodically discuss with the independent auditors, without management being present, (i) their judgments about the quality, appropriateness, and acceptability of the Company's accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Company's financial statements.

[3] Consider and approve, if appropriate, significant changes to the Company's accounting principles and financial disclosure practices as suggested by the independent auditors or management and review with the independent auditors and management, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.

[4] Review with management, the independent auditors, and the Company's counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company's financial statements, including significant changes in accounting standards or rules as promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission or other regulatory authorities with relevant jurisdiction.

[5] Obtain and review an annual report from management relating to the accounting principles used in preparation of the Company's financial statements (including those policies for which management is required to exercise discretion or judgments regarding the implementation thereof).

D.Discussions With Management:

[1] Unless reviewed by the full Board, review and discuss with management the Company's earnings press releases (including the use of "pro forma" or "adjusted" non-GAAP information) as well as financial information and earnings guidance provided to analysts and rating agencies.

[2] Review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current of future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

[3] Inquire about the application of the Company's accounting policies and its consistency from period to period, and the compatibility of these accounting policies with generally accepted accounting principles, and (where appropriate) the Company's provisions for future occurrences that may have a material impact on the financial statements of the Company.

[4] Review and discuss with management all disclosures made by the Company concerning any material changes in the financial condition or operations of the Company.

[5] Obtain explanations from management for unusual variances in the Company's annual financial statements from year to year, and review annually the independent auditors' letter of the recommendations to management and management's response.

E.With respect to internal controls:

[1] In consultation with the independent auditors, review the integrity of the Company’s financial reporting process (both internal and external) and the adequacy of the Company's internal control structure and system, and the procedures designed to ensure compliance with laws and regulations.

[2] Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

[3] Receive and review any disclosure from the Company’s CEO or CFO made in connection with the certification of the Company’s quarterly and annual reports filed with the SEC of : (a) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial date; and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

F.Other:

[1] Review and approve all related-party transactions that have not been previously renewed by the Board of Directors.

[2] Unless performed by the full Board, establish, review and update periodically a code of business conduct and ethics and determine whether management has established a system to enforce this code.  Review and approve (i) any change or waiver in the Company's code of business conduct and ethics for directors or executive officers, and (ii) any disclosure made on Form 8-K regarding such change or waiver.

[3] Establish the policy for the Company's hiring of employees or former employees of the independent auditors who were engaged on the Company's account.

[4] Review any management decision to seek a second opinion from independent auditors other than the Company's regular independent auditors with respect to any significant accounting issue.

[5] Review with management and the independent auditors the sufficiency and quality of the financial and accounting personnel of the Company.

[6] Review and discuss updates from the Risk Management Committee.

[7] Review and reassess the adequacy of this Charter annually and recommend to the Board any changes the Committee deems appropriate.

[8] Perform any other activities consistent with this Charter, the Company's Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

5.RESOURCES.

The Audit Committee shall have the authority to retain independent legal, accounting and other consultants to advise the Committee as deemed appropriate to perform its duties and responsibilities.  The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.  The Committee shall determine the extent of funding necessary for payment of compensation to the independent auditors for purpose of rendering or issuing the annual audit report and to any independent legal, accounting and other consultants retained to advise the Committee.

Appendix II

CITIZENS FIRST CORPORATION

COMPENSATION COMMITTEE CHARTER

1. PURPOSE

The purpose of the Compensation Committee is to carry out the Board of Directors’ overall responsibility relating to executive compensation and executive succession planning, and oversight of key risk areas associated with compensation, benefits and human resource planning.  The Compensation Committee shall ensure the Company’s compensation policies and practices are in furtherance with the need to recruit, develop, and retain the highest caliber talent in order to achieve the Company’s business plans and optimize long-term financial returns.

2. COMPOSITION

The Compensation Committee shall be comprised of not less than three (3) members of the Board of Directors, each of whom shall be independent as defined by the listing standards of The Nasdaq Stock Market, and one of whom shall be its Chairperson. All Committee members shall also be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” as defined by Section 162(m) of the Internal Revenue Code.  The Chief Executive Officer (CEO) shall serve as an ex officio member of the Committee.  The Committee and its Chairperson shall be appointed annually by a majority of the Board of Directors and may be removed by the Board in its discretion.  The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

3. MEETINGS

The Compensation Committee shall meet at least twice annually, at times and places decided by the Committee Chairperson.

4. RESPONSIBILITIES AND DUTIES

The Compensation Committee shall have the following authority and responsibilities:

A. Annually review and approve an executive compensation strategy to ensure that the CEO and other principal officers are compensated in a manner consistent with the Company’s philosophy that compensation should be commensurate with performance, together with the objectives of the Company, competitive practices, internal equity considerations, and the requirements of appropriate regulatory bodies.

B.  Ensure that equity-related long-term incentive plans for management are designed and administered in a manner consistent with the Company’s commitment to building long-term shareholder value and compensation strategy. The Compensation Committee shall recommend to the full Board any plan changes including performance goals, vesting requirements, awards and dilution considerations. The Compensation Committee shall also have the authority to administer the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award, or grant, subject to the provisions of each plan.  In reviewing and making recommendations regarding incentive compensation plans and equity based plans, including whether to adopt, amend or terminate any such plans, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Exchange Act.

C. Together with the full Board, annually review and establish the corporate goals and objectives for the CEO, and annually review the CEO’s performance in light of those established goals and objectives. Based on this review, the Compensation Committee shall have the sole authority to determine the CEO’s compensation, including salary and annual incentive bonus and long-term equity compensation, if any. In determining any long-term incentive component of CEO compensation, the Committee may consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years. In evaluating and determining CEO compensation, the Compensation Committee shall consider the results of the most recent Say on Pay Vote.  The CEO cannot be present during any voting or deliberations by the Committee on his or her compensation.

D. Together with the CEO and the full Board, annually review and establish the corporate goals and objectives for the Company’s non-CEO executive management.  With the CEO, annually review the performance of the members of the Company’s non-CEO executive management based on those established goals and objectives, and, upon recommendation of the CEO regarding the performance of the non-CEO executive management, review and approve the compensation for those executives. In evaluating and determining executive compensation, the Committee shall consider the results of the most recent Say on Pay Vote.

E. To review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.

F.  To review and recommend to the Board for approval the frequency with which the Company will conduct Say on Pay Votes, taking into account the results of the most recent stockholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company's proxy statement.

G.  Discuss, evaluate and review at least every six months the terms of all employee compensation plans and identify and eliminate features that encourage manipulation of reported earnings to enhance the compensation of the employee.

H. Advise the CEO in matters relating to executive management succession; and oversee executive development initiatives.

I. If required, prepare a report each year concerning its performance of duties authorized by this Charter for inclusion in the Company’s proxy statement.

J. Conduct evaluations of the Committee’s performance in fulfilling its duties and responsibilities under this Charter.

K. Review and reassess this Charter annually and recommend any proposed changes to the Board for approval.

L. The Compensation Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the compensation consultant. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside legal counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of its outside legal counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside legal counsel and any other advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultant, legal counsel or other advisor to the compensation committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

The compensation consultant(s), outside counsel and any other advisors retained by, or providing advice to, the Committee shall be independent as determined in the discretion of the Committee after considering the factors specified in Rule 10C-1 of the Exchange Act. The Committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice. The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K.

APPENDIX III

Article VI

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, its board of directors.  The number of directors shall be fixed by resolution of the board of directors from time to time, subject to the applicable provisions of the Act and the corporation’s bylaws, and shall be at least seven (7) and not more than eighteen (18).  ~~The directors shall be divided into three classes with each class being as nearly equal in number as possible.  The term of office of the first class of directors shall be one (1) year and shall expire at the first annual meeting of the shareholders of the corporation (or until their successors are elected and qualified) after their election; the term of the second class of directors shall be two (2) years and shall expire at the second annual meeting of the shareholders of the corporation (or until their successors are elected and qualified) after their election; and the term of the third class of directors shall be three (3) years and shall expire at the third annual meeting of the shareholders of the corporation (or until their successors are elected and qualified) after their election.~~

~~Beginning with the first annual meeting of shareholders of the corporation after the election of directors to the three classes described above, the term of office for each class of directors elected or re-elected to the board of directors shall be three (3) years and shall expire at the third succeeding annual meeting following their election or re-election (or until their successors are elected and qualified).~~

Commencing with the 2019 annual meeting of shareholders of the corporation, directors shall be elected for a term expiring at the next annual meeting of shareholders of the corporation and each director shall hold office until his or her successor is elected and qualified; provided, that any director elected for a longer term before the 2019 annual meeting of shareholders of the corporation shall hold office for the entire term for which he or she was originally elected.

ANNUAL MEETING OF SHAREHOLDERS OF CITIZENS FIRST CORPORATION May 16, 2018 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20330303000000000000 7 051618 December 31, 2018. (The Board recommends a vote FOR this Company’s named executive officers as described in the proxy their discretion, the proxies are authorized to vote on other matters as may properly changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian or other fiduciary, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1, AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: NOMINEES: FOR ALL NOMINEESO James R. Hilliard O M. Todd Kanipe WITHHOLD AUTHORITYO Kevin Vance FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending proposal). 3. To approve, on a non-binding, advisory basis, the compensation of the statement. (The Board recommends a vote FOR this proposal). 4. To approve an amendment to Article VI of the Corporation’s Second Amended and Restated Articles of Incorporation providing for the phased-in declassification of the Board of Directors. (The Board recommends a vote FOR this proposal). When properly executed, this proxy will be voted in the manner specified above by the shareholder. To the extent contrary specifications are not given, this proxy will be voted for the nominees listed in Item 1, and for approval of proposals 2, 3 and 4. In come before the annual meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Shareholder Date: Signature of ShareholderDate: IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING: The notice of annual meeting, proxy statement and annual report are available at http://www.astproxyportal.com/ast/19059/ COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS